Exhibit 10(c)

CONSTELLATION ENERGY GROUP, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN (PLAN)

1.                                       Objective.  The objective of this Plan is to enable certain management employees of Constellation Energy Group and its subsidiaries to defer compensation.

2.                                       Definitions.  All words beginning with an initial capital letter and not otherwise defined herein shall have the meaning set forth in the Employee Savings Plan.  All singular terms defined in this Plan will include the plural and vice versa.  As used herein, the following terms will have the meaning specified below:

“Basic Compensation” means such compensation as set forth in the Employee Savings Plan, without regard to the Internal Revenue Code Section 401(a)(17) annual compensation limitation.

“Committee” means the Committee on Management of the Board of Directors of Constellation Energy Group.

“Constellation Energy Group” means Constellation Energy Group, Inc., a Maryland corporation, or its successor.

“Death Benefit Contributions” means the death benefit contributions described in Section 9.

“Deferred Compensation” means any compensation payable by Constellation Energy Group or its subsidiaries to a participant that is deferred under the provisions of this Plan.

“Employee Savings Plan” means the Constellation Energy Group, Inc. Employee Savings Plan as may be amended from time to time, or any successor plan.

“Executive Annual Incentive Plan” means the Executive Annual Incentive Plan of Constellation Energy Group, Inc. as may be amended from time to time, or any successor plan, and/or any other incentive plan designated in writing by the Plan Administrator.

“Incentive Award” means an award granted under the Executive Annual Incentive Plan or the Senior Management Annual Incentive Plan.

“Matching Contributions” means the matching contributions described in Section 8.

“Plan Accounts” means amounts of a participant’s Deferred Compensation, Matching Contributions, and earnings under the Plan.

“Plan Administrator” means, as set forth in Section 3, the Vice President — Human Resources of Constellation Energy Group, (or the Vice-President succeeding to that function).

“Rabbi Trust” means the trust established by Constellation Energy Group pursuant to Grantor Trust Agreement dated as of April 30, 1999 between Constellation Energy Group and T. Rowe Price Trust Company.

“Rollover Contributions” means the rollover contributions described in Section 10.

“Senior Management Annual Incentive Plan” means the Senior Management Annual Incentive Plan of Constellation Energy Group, Inc. as may be amended from time to time, or any successor plan, and/or any other incentive plan designated in writing by the Plan Administrator.

“Termination From Employment with Constellation Energy Group” means a participant’s separation from service with Constellation Energy Group or a subsidiary of Constellation Energy Group; however, a participant’s transfer of employment to or from a subsidiary of Constellation Energy Group shall not constitute a Termination From Employment with Constellation Energy Group.

3.                                       Plan Administration.  The Vice President — Human Resources of Constellation Energy Group, (or the Vice-President succeeding to that function) is the Plan Administrator and has the sole authority (except as specified otherwise herein) to interpret the Plan, and, in general, to make all other determinations advisable for the administration of the Plan to achieve its stated objective.

Appeals of written decisions by the Plan Administrator may be made to the Committee.  Decisions by the Committee shall be final and not subject to further appeal.  The Plan Administrator shall have the power to delegate all or any part of his/her duties to one or more designees, and to withdraw such authority, by written designation.

4.                                       Eligibility and Participation.  Each officer or key employee of Constellation Energy Group or its subsidiaries, or employees of Constellation Energy Group or its subsidiaries who hold senior management level positions, may be designated in writing by the Plan Administrator as eligible to participate with respect to one or more of the provisions of Sections 5, 6, 7, 8, 9 and 10, which designation will also indicate whether all or part of such participant’s Plan Accounts will be held in the Rabbi Trust.  Once designated, eligibility shall continue until such designation is withdrawn at the discretion and by written order of the Plan Administrator.  Notwithstanding subsequent withdrawal of eligibility of an employee, such an employee with Plan Accounts will remain a participant of the Plan, except that no further deferrals of compensation under the Plan are permitted.  While designated as eligible with respect to one or more of the provisions of Sections 5, 6, 7, 8, 9 or 10, an employee may participate in the Plan to the extent set forth in such designation.

5.                                       Basic Compensation Deferral Election.  Unless otherwise designated in writing by the Plan Administrator, a participant may defer Basic Compensation as set forth in this Section 5.  A participant may elect to defer up to 15% of monthly Basic Compensation.  A participant may also elect to defer up to 100% of Basic Compensation, if any, in excess of the dollar limitation set forth in Internal Revenue Code Section 401(a)(17) (as adjusted by the Commissioner for increases in the cost of living in accordance with Internal Revenue Code Section 401(a)(17)(B)).  Any deferrals shall be in 1% multiples, or in such other manner established by the Plan Administrator from time to time, subject to adjustment as necessary to provide for any required withholding taxes.  Such election shall be made by notification in the form and manner established by the Plan Administrator from time to time, and shall be effective as of the beginning of the month following the month during which the election is received by the Plan Administrator.  Such election may be revoked by notification in the form and manner established by the Plan Administrator from time to time, and shall be effective as of the beginning of the month following the month during which the revocation is received by the Plan Administrator.

5(a).                         Special Provisions for Employees of Nine Mile Point Nuclear Station, LLC.  A participant may elect to defer up to 25% of monthly base salary (as defined from time to time by the Plan Administrator).  Any deferrals shall be in 5% multiples, subject to adjustment as necessary to provide for any required withholding taxes.  Such election shall be made in December by notification in the form and manner established by the Plan Administrator from time to time, and shall be effective on January 1 following the date of the notification.  For a new participant who becomes eligible during the calendar year, an election must be made within 30 days of becoming eligible, and the election shall be effective as of the beginning of the month following the month during which the election is received by the Plan Administrator.  Any election may be revoked by notification in the form and manner established by the Plan Administrator from time to time, and shall be effective as of January 1 of the year following receipt of the notification by the Plan Administrator.

6.                                       Incentive Award Deferral Election.  A participant may elect to defer Incentive Award compensation in 1% multiples (10% multiples for employees of Nine Mile Point Nuclear Station, LLC), or in such other manner established by the Plan Administrator from time to time, subject to adjustment as necessary to provide for any required withholding taxes.  Such election shall be made annually by notification in the form and manner established by the Plan Administrator from time to time.  Such annual election shall be made prior to the Incentive Award performance year, and shall be effective as of the first day of such performance year.  If a participant initially becomes eligible to participate in the Plan during a performance year, the election for such performance year must be made prior to the date the participant initially becomes eligible to participate in the Plan, and shall be effective on such date.  Elections under this Section are irrevocable once effective.

7.                                       Other Deferral Election.  A participant may elect to defer, in 1% multiples, other forms of compensation that are designated in writing by the Plan Administrator.  Such election must be made prior to the date the compensation is earned by the participant, by notification in the form and manner established by the Plan Administrator from time to time.  Such election is effective as of the date the compensation is earned.  Elections under this Section are irrevocable once effective.

8.                                       Matching Contributions. Matching Contributions are made by Constellation Energy Group to the Plan in an amount equal to (i) up to the rate of Company Matching Contributions under the Employee Savings Plan multiplied by a participant’s monthly Basic Compensation deferral, less (ii) the amount of Company Matching Contributions made to the Employee Savings Plan on behalf of such participant with respect to such month.  Employees of Nine Mile Point Nuclear Station, LLC are not eligible to receive Matching Contributions.

9.                                       Death Benefit Contribution.  Constellation Energy Group made contributions to separate Plan Account balances during 2001 on behalf of certain participants in connection with modifications made to the Company’s management death benefit program.  With respect to a participant, such contribution and related earnings are forfeited and not subject to distribution upon the participant’s Termination From Employment with Constellation Energy Group prior to meeting the early retirement eligibility provisions under the Pension Plan of Constellation Energy Group, Inc.; provided, however, no amount will be forfeited in the event of a participant’s death prior to Termination From Employment.

10.                                 Rollover Contributions.  A participant may rollover the participant’s benefit under the Constellation Energy Group, Inc. Supplemental Pension Plan, Senior Executive Supplemental Plan,

Senior Management Pension Plan, Senior Management Supplemental Pension Plan, or the Benefit Restoration Plan (collectively, SERPs), upon the participant’s retirement under a SERP, but for the Benefit Restoration Plan only if the present value of such participant’s benefit under that plan is at least $50,000.

11.                                 Plan Accounts.  Deferred Compensation, Matching Contributions, Death Benefit Contributions and Rollover Contributions shall be (i) credited to participant Plan Accounts as soon as practicable; (ii) to the extent designated by the Plan Administrator, held for the benefit of the participant in the Rabbi Trust; and (iii) credited with earnings at the T. Rowe Price Prime Reserve Fund rate.  However, a participant may elect (by notification in the form and manner established by the Plan Administrator from time to time) to have all or a portion of his/her Plan Accounts credited with earnings at a rate equal to the T. Rowe Price Prime Reserve Fund rate, the T. Rowe Price New Income Fund rate, or one or more of the rates earned by investment options available under the Employee Savings Plan, except the Common Stock Fund and the Interest Income Fund.  Earnings are credited to Plan Accounts commencing on the day the Deferred Compensation, Matching Contributions, Death Benefit Contributions and Rollover Contributions are credited to the Plan Accounts.  Plan Accounts will be valued daily in the same manner as for Investment Funds under the Employee Savings Plan.

A participant may elect to change the investment option of future Deferred Compensation and Matching Contributions, which election shall be effective when the next Deferred Compensation contributions and/or Matching Contributions are credited to the participant’s Plan Accounts.  A participant may elect to reallocate to other investment options current Plan Accounts, which election shall be effective at the same time as, and valued in accordance with, the interfund transfer provisions under the Employee Savings Plan.  Such elections shall be made by notification in the form and manner established by the Plan Administrator from time to time.

12.                                 Distributions of Plan Accounts.  Distributions of Plan Accounts shall be made in cash only, and to the extent designated by the Plan Administrator, from the Rabbi Trust.

Prior to the end of the thirtieth (30th) calendar  day after the date of a participant’s Termination From Employment with Constellation Energy Group, such participant must elect the timing of distributions of his/her Plan Accounts.  The participant may elect (by notification in the form and manner established by the Plan Administrator from time to time) to begin distributions (i) in the calendar year following the calendar year of the participant’s Termination From Employment with Constellation Energy Group, (ii) in the year following the year in which a participant attains age 70-1/2, if later, or (iii) any calendar year between (i) and (ii).  A participant may elect (by notification in the form and manner established by the Plan Administrator from time to time) to receive distributions in a single payment or in annual installments during a period not to exceed twenty-five years.  Such annual installments shall be made on a ratable basis, except the participant may elect a different initial installment payment (expressed as a percentage of the participant’s Plan Account balance).  The single payment or the first installment payment, whichever is applicable, shall be made within the first sixty (60) days of the calendar year elected for distribution.  Subsequent installments, if any, shall be made within the first sixty (60) days of each succeeding calendar year until the participant’s Plan Accounts have been paid.  In the event no election is made prior to the end of the thirtieth (30th) calendar day after the date of a participant’s Termination From Employment with Constellation Energy Group, a participant shall receive a distribution in a single payment within the first sixty (60) days of the following year.  Earnings are credited to Plan Accounts through the date of distribution, and amounts held for installment payments shall continue to be credited with earnings, as specified in Section 11.

A participant’s distribution election is irrevocable on the thirtieth (30th) calendar day after the date of a participant’s Termination From

Employment with Constellation Energy Group; provided, however a participant may subsequently make a one-time post-employment termination distribution election to receive a lump-sum payout of the participant’s remaining balance, provided such election is made no later than December 31 of the year that is at least one full calendar year prior to the distribution date, and is in the form and manner established by the Plan Administrator.

If a participant dies, the entire unpaid balance of his/her Plan Accounts shall be paid to the beneficiary(ies) designated by the participant by notification in the form and manner established by the Plan Administrator from time to time or, if no designation was made, to the estate of the participant.  Payment shall be made within sixty (60) days after notice of death is received by the Plan Administrator, unless prior to the end of the thirtieth (30th) calendar day after the date of the participant’s Termination From Employment with Constellation Energy Group, the participant elected (in the form and manner established by the Plan Administrator from time to time) a delayed and/or installment distribution option for such beneficiary(ies); provided, however that (i) such a distribution option election shall be effective only if the value of the participant’s Plan Accounts is more than $50,000 on the date of the participant’s death; and (ii) the final distribution must be made to such beneficiary(ies) no later than the earlier of (a) 15 years after the participant’s death or (b) 25 years minus the years for which installments were paid to the participant before the participant’s death.  After the end of the thirtieth (30th) calendar day after the date of a participant’s Termination From Employment with Constellation Energy Group, a distribution option election for a particular beneficiary is irrevocable; provided, however, that the participant may make a distribution option election for a new beneficiary who is initially designated after the participant’s Termination From Employment with Constellation Energy Group, and such election is irrevocable with respect to the new beneficiary.

In the event a participant’s deferred Incentive Award is credited to the Plan after the participant’s death, such Incentive Award shall be either paid to his/her beneficiary(ies), or if a delayed and/or installment distribution option was elected for such beneficiary(ies), paid as part of the aggregate Plan Accounts in accordance with such election.

Upon the death of a participant’s beneficiary for whom a delayed and/or installment distribution option was elected, the entire unpaid balance of the participant’s Plan Accounts shall be paid to the beneficiary(ies) designated by the participant’s beneficiary by notification in the form and manner established by the Plan Administrator from time to time or, if no designation was made, to the estate of the participant’s beneficiary.  Payment shall be made within sixty (60) days after notice of death is received by the Plan Administrator.

Notwithstanding anything herein contained to the contrary, the Committee shall have the right in its sole discretion to vary the manner and timing of distributions, and may make such distributions in a single payment or over a shorter or longer period of time than that elected by a participant.

13.                                 Beneficiaries.  A participant shall have the right to designate a beneficiary(ies) who is to receive a distribution(s) pursuant to Section 12 in the event of the death of the participant.  A participant’s beneficiary(ies) for whom a delayed and/or installment distribution option was elected shall have the right to designate a beneficiary(ies) who is to receive a distribution pursuant to Section 12 in the event of the death of the participant’s beneficiary(ies).

Any designation, change or recision of the designation of beneficiary shall be made by notification in the form and manner established by the Plan Administrator from time to time.  The last designation of beneficiary received by the Plan Administrator shall be controlling over any testamentary or purported disposition by the participant (or, if applicable, the participant’s beneficiary(ies)), provided that no designation, recision or change thereof shall be effective unless received by the Plan Administrator prior to the death of the participant (or, if applicable, the participant’s beneficiary(ies)).

If the designated beneficiary is the estate, or the executor or administrator of the estate, of the participant (or, if applicable, the participant’s beneficiary(ies)), a distribution pursuant to Section 12 may be made to the person(s) or entity (including a trust) entitled thereto under the will of the participant (or, if applicable, the participant’s beneficiary(ies)), or, in the case of intestacy, under the laws relating to intestacy.

A participant’s beneficiary(ies) for whom a delayed and/or installment distribution option was elected shall have the right, after the death of the participant, to make investment elections or changes in investment elections with respect to a participant’s Plan Accounts to the same extent available to the participant pursuant to Section 11.  A beneficiary(ies) of the participant’s beneficiary(ies) shall have no right to make any investment election or change in investment election pursuant to Section 11 with respect to a participant’s Plan Accounts.

14.                                 Valuation of Interest.  The Plan Administrator shall cause the value of a participant’s Plan Accounts, at least once per year as of December 31, to be determined separately and be reported to Constellation Energy Group and the participant (or, if applicable, the participant’s beneficiary(ies)).  Valuation of a participant’s Plan Accounts shall be determined in accordance with the procedures contained in the Employee Savings Plan.

15.                                 Withdrawals.  No withdrawals of Plan Accounts may be made, except a participant may at any time request a hardship withdrawal from his/her Plan Accounts if he/she has incurred an unforeseeable financial emergency.  An unforeseeable financial emergency is defined as severe financial hardship to the participant resulting from a sudden and unexpected illness or accident of the participant (or of his/her dependents), loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.  The need to send a child to college or the desire to purchase a home are not considered to be unforeseeable emergencies.  The circumstance that will constitute an unforeseeable emergency will depend upon the facts of each case.

A hardship withdrawal will be permitted by the Plan Administrator only as necessary to satisfy an immediate and heavy financial need.  A hardship withdrawal may be permitted only to the extent reasonably necessary to satisfy the financial need.  Payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan.

The request for hardship withdrawal shall be made by notification in the form and manner established by the Plan Administrator from time to time.  Such hardship withdrawal will be permitted only with approval of the Plan Administrator.  The participant will receive a lump sum payment after the Plan Administrator has had reasonable time to consider and then approve the request.

16.                                 Miscellaneous.  A participant’s Plan Accounts shall not be subject to alienation or assignment by any participant or beneficiary nor shall any of them be subject to attachment or garnishment or other legal process except (i) to the extent specially mandated and directed by applicable State or Federal statute; and (ii) as requested by the participant or beneficiary to satisfy income tax withholding or liability.

This Plan may be amended from time to time or suspended or terminated at any time at the written direction of the Committee.  No amendment to or termination of this Plan shall impair the rights of any participant or beneficiary with respect to amounts in his/her Plan Accounts before the date of such amendment or termination.

Participation in this Plan shall not constitute a contract of employment between Constellation Energy Group and any person and shall not be deemed to be consideration for, or a condition of, continued employment of any person.

The Plan, notwithstanding the creation of the Rabbi Trust, is intended to be unfunded for purposes of Title I of the Employee Retirement Income Security Act of 1974.  Constellation Energy Group shall make contributions to the Rabbi Trust in accordance with the terms of the Rabbi Trust.  Any funds which may be invested and any assets which may be held to provide benefits under this Plan shall continue for all purposes to be a part of the general funds and assets of Constellation Energy Group and no person other than Constellation Energy Group shall by virtue of the provisions of this Plan have any interest in such funds and assets.  To the extent that any person acquires a right to receive payments from Constellation Energy Group under this Plan, such rights shall be no greater than the right of any unsecured general creditor of Constellation Energy Group.

In the event Constellation Energy Group becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which Constellation Energy Group will not be the surviving corporation or in which the holders of the common stock of Constellation Energy Group will receive securities of another corporation (in any such case, the “New Company”), then the New Company shall assume the rights and obligations of Constellation Energy Group under this Plan.

This Plan shall be governed in all respects by Maryland law.

Amendment to the

Constellation Energy Group, Inc.

Nonqualified Deferred Compensation Plan (Plan)

Notwithstanding anything in Section 12 of the Plan to the contrary, for Rollover Contributions effective December 31, 2001 in connection with employment terminations related to management restructuring announced late in 2001, all or part of such Rollover Contributions may be distributed to a participant in 2002 if the participant provides notification by December 31, 2001 in the form and manner established by the Plan Administrator.